Exhibit 99.1

News Contact:	Investor Relations
+1 (813) 204-4099
investors@lazydays.com

Lazydays Holdings, Inc. Completes Acquisition of

Tennessee RV Supercenter

Tampa, FL (December 7, 2018) – Lazydays Holdings, Inc. (NASDAQCM: LAZY) (“Lazydays RV” or “Lazydays”) has completed its acquisition of Tennessee RV Supercenter near Knoxville, Tennessee. The purchase agreement was announced in October 2018, and the deal closed on Thursday, December 6th.

Located just outside of Knoxville, TN, the Tennessee RV Supercenter acquisition marks Lazydays’ continued geographic expansion. This dealership is now known as Lazydays of Knoxville. With this latest addition, the company now operates seven dealerships in five states: Florida, Colorado, Arizona, Minnesota, and Tennessee.

Lazydays of Knoxville offers a wide range of new and pre-owned motorhomes, fifth wheels and travel trailers from the industry’s leading manufacturers, as well as a service center, and parts & accessories store.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority®, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays also has dealerships located in Tucson, Arizona; Minneapolis, Minnesota; Knoxville, Tennessee; and Loveland, Longmont and Denver, Colorado. Offering the nation’s largest selection of leading RV brands, Lazydays features more than 3,000 new and pre-owned RVs, nearly 400 service bays and two on-site campgrounds with over 700 RV campsites. Lazydays also has rental fleets in Florida and Colorado. In addition, Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at dealership locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, rental and ownership experience, which is why more than a half-million RVers and their families visit Lazydays every year, making it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including Lazydays’ ability to successfully realize its expectations regarding integration, synergies and future performance, economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, and other factors described from time to time in Lazydays SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

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